Exhibit (10)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 34 to the registration statement on Form N-4 (“Registration Statement”) of NYLIAC Variable Annuity Separate Account-III of (i) our report dated March 12, 2020, relating to the statutory financial statements and financial statement schedules of New York Life Insurance and Annuity Corporation, and (ii) our report dated March 25, 2020 (the “Report”), relating to the financial statements of each Investment Division of NYLIAC Variable Annuity Separate Account-III listed in the Report, which appear in such Registration Statement (333-30706). We also consent to the references to us under the headings “Financial Statements” and “Condensed Financial Information” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

April 10, 2020